UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 15, 2015

Commission File Number	Registrant; State of Incorporation; Address and Telephone Number	IRS Employer Identification No.

1-37388	Talen Energy Corporation (Exact name of Registrant as specified in its charter) (Delaware) Two North Ninth Street Allentown, PA 18101-1179 (610) 774-5151	47-1197305

333-199888-01	Talen Energy Holdings, Inc. (Exact name of Registrant as specified in its charter) (Delaware) Two North Ninth Street Allentown, PA 18101-1179 (610) 774-5151	47-1180131

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 - Corporate Governance and Management

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 15, 2015, the Board of Directors (the "Talen Board") of Talen Energy Corporation ("Talen") elected Philip G. Cox as a director, effective as of May 18, 2015. Mr. Cox was also elected as chair of the Audit Committee of the Talen Board and is expected to be elected to the Nuclear Oversight Committee of the Talen Board. The Talen Board has determined that Mr. Cox satisfies the requirements for "independence" as set forth in Talen's Corporate Governance Guidelines and the applicable rules of the New York Stock Exchange.
As a director of Talen, Mr. Cox will be eligible to receive the same compensation in respect of his services to the Talen Board as a non-employee director of the Talen Board, including any additional cash retainer for service as chair of the Audit Committee of the Talen Board. The expected compensation to be paid to directors of the Talen Board is disclosed in the Registration Statement on Form S-1 of Talen and Talen Energy Holdings, Inc. ("HoldCo"), as amended (File Nos. 333-199888 and 333-199888-01, respectively). There were no arrangements or understandings pursuant to which Mr. Cox was elected, nor are there any relationships or related transactions between Talen and Mr. Cox to be disclosed under applicable rules of the Securities and Exchange Commission.
In addition, on May 15, 2015, the Board of Directors (the "HoldCo Board") of HoldCo appointed Mr. Cox as a director, effective as of May 18, 2015. Mr. Cox will not receive any additional compensation in respect of his services to the HoldCo Board.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrants have duly caused this report to be signed on their behalf by the undersigned hereunto duly authorized.

TALEN ENERGY CORPORATION

By:	/s/ Paul A. Farr
Paul A. Farr Director and Executive Vice President

TALEN ENERGY HOLDINGS, INC.

By:	/s/ Paul A. Farr
Paul A. Farr Director and Executive Vice President

Dated:  May 18, 2015